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                 PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

                               FOR L CLASS SHARES

                              OF ECLIPSE FUNDS INC.

            WHEREAS, Eclipse Funds Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

            WHEREAS, shares of common stock of the Company are currently divided into a number of separate series;

            WHEREAS, the Board of Directors of the Company (the "Directors") has determined that there is a reasonable likelihood that adoption of a Plan of Distribution (the "Plan") for certain series of the Company, including the INDEXED EQUITY FUND, ASSET MANAGER FUND, SHORT TERM BOND FUND, CORE BOND PLUS FUND, and TAX-MANAGED EQUITY FUND (individually a "Fund," and collectively, the "Funds") will benefit the Company, each Fund, and their respective shareholders;

            WHEREAS, the Company employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer, including L Class shares of each Fund; and

            WHEREAS, the Company and NYLIFE Distributors have entered into a Distribution Agreement, pursuant to which the Company employs NYLIFE Distributors in such capacity during the continuous offering of L Class shares of the Funds.

            NOW, THEREFORE, the Company hereby adopts on behalf of each Fund, and NYLIFE Distributors hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. Each Fund shall pay to NYLIFE Distributors, as the distributor of securities of which the Fund is the issuer, a fee for distribution of the L Class shares of the Fund at an annual rate of 0.75% on an annualized basis of the Fund's average daily net assets attributable to each Fund's L Class shares (the "Distribution Fee"). Such Distribution Fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD"). If this Plan is terminated, a Fund will owe no payments to NYLIFE Distributors other than any portion of the Distribution Fee accrued through the effective date of termination but then unpaid.

2. The Distribution Fee described in paragraph I of this Plan shall be paid for NYLIFE Distributors' services as distributor of the L Class shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of L Class shares of the Funds, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and its affiliates, including NYLIFE Securities Inc., and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support

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distribution of the Funds' L Class shares; telephone expenses; interest expense;
printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; administrative services and expenses; and profit on the foregoing.

3. Each Fund will pay to NYLIFE Distributors, in addition to the Distribution Fee, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the L Class shares of the Fund (the "Service Fee") as compensation for "service activities" (as defined below) rendered to shareholders of the L Class shares of each Fund. The Service Fee shall be calculated daily and paid monthly or at such other intervals as the Directors shall determine.

4. For purposes of the Plan, "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in L Class shares of a Fund, excluding transfer agent and subtransfer agent services for beneficial owners of L Class shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with share account statements, processing dividend payments, providing subaccounting services for L Class shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service activities" for purposes of Conduct Rule 2830 that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of NYLIFE Distributors related to its "service activities," including telephone and other communications expenses, may be included in the amounts expended for such activities.

5. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

6. This Plan shall continue in full force and effect as to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5.

7. NYLIFE Distributors shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of that Fund on not more than 30 days' written notice to any other party to the Plan.


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9. This Plan may not be amended as to a Fund to increase materially the amount of compensation provided for herein unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of that Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 6 hereof.

10. While this Plan is in effect, the selection and nomination of Rule 12b-1 Directors shall be committed to the discretion of the other Rule 12b-1 Directors.

11. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof; for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

12. The Directors and the shareholders of the Funds shall not be liable for any obligations of the Company or the Funds under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company or a Fund in settlement of such right or claim, and not to such Directors or shareholders.

            IN WITNESS WHEREOF, the Company, on behalf of the Funds, and NYLIFE Distributors have executed this Plan of Distribution as of the 4th day of December, 2002, to be effective ________________________.


                                          ECLIPSE FUNDS INC., ON BEHALF OF
                                          INDEXED EQUITY FUND, ASSET MANAGER
                                          FUND, SHORT TERM BOND FUND, CORE
                                          BOND PLUS FUND, and TAX-MANAGED
                                          EQUITY FUND


                                          By:
                                             ---------------------------
                                             Title:

                                          NYLIFE DISTRIBUTORS, INC.



                                          By:
                                             ---------------------------
                                             Title:


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